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                                                                    EXHIBIT 99.8


             CUSTODIAN, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

                                 BY AND BETWEEN

                          KEYSTONE INSTITUTIONAL TRUST

                                      AND

                      STATE STREET BANK AND TRUST COMPANY


     Agreement made as of this 13th day of December, 1995 by and between KEYSTONE INSTITUTIONAL TRUST, a Massachusetts business trust, ("Trust") having its principal place of business at 200 Berkeley Street, Boston, Massachusetts, 02116, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation ("State Street"), having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110.

                                   WITNESSETH

     WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust intends to initially offer shares in one series, Keystone Institutional Small Capitalization Growth Fund, (such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with paragraph 13, being herein referred to as the Fund(s));

     NOW THEREFORE, in consideration of the mutual agreements herein contained, the Trust and State Street agree as follows:

     1. The Trust appoints State Street as Custodian for each of its Funds, subject to the provisions hereof. State Street hereby accepts such appointment as Custodian. As such Custodian, State Street shall retain all securities, cash and other assets now owned or hereafter acquired by each Fund of the Trust, and each Fund of the Trust shall deliver and pay or cause to be delivered and paid to State Street, as Custodian, all securities, cash and other assets now owned or hereafter acquired by such Fund during the period of this Agreement.

     2. All securities delivered to State Street (other than in bearer form) shall be properly endorsed and in proper form for transfer into or in the name of the appropriate Fund of the Trust, of a nominee of State Street for the exclusive use of such Fund of the Trust or of such other nominee as may be mutually agreed upon by State Street and the Trust.

     3. The Trust shall deliver to State Street certified or authenticated copies of its Declaration of Trust and By-Laws, all amendments thereto, a certified copy of the resolution of the Trust's Board of Trustees appointing State Street to act in the capacities covered by this Agreement and authorizing the signing of this Agreement and copies of such resolutions of its Board of Trustees, contracts and other documents as may be reasonably required by State Street in the performance of its duties hereunder.

     4. As Custodian, State Street shall promptly:

        A. Safekeeping. Keep safely in a separate account the securities and other assets of each Fund, including without limitation all securities in bearer form, other than (a) securities which are maintained pursuant to paragraph 4B in a Securities System (as defined in paragraph 4B) and (b) commercial paper of an issuer for which State Street Bank and Trust Company acts as issuing and paying agent ("Direct Paper") which is deposited and/or maintained in the Direct Paper System of State Street pursuant to paragraph 4C, and, on behalf of each Fund, receive delivery of certificates, including without limitation all securities in bearer form, for safekeeping and keep such certificates physically segregated at all times from those of any other person. State Street shall maintain records of all receipts, deliveries and locations of such securities, together with a current inventory thereof and shall conduct periodic physical inspections of certificates representing bonds and other securities held by it under this Agreement at least annually in such manner as State Street shall determine from time to time to be advisable in order to verify the accuracy of such inventory. State Street shall provide the Trust with copies of any reports of its internal count or other verification of the securities of each Fund held in its custody, including reports on its own system of internal accounting control. In addition, if and when independent certified public accountants retained by State Street shall count or otherwise verify the securities of each Fund held in State Street's custody, State Street shall provide the Trust with a copy of the report of such accountants. With respect to securities held by any agent or Subcustodian appointed pursuant to paragraph 7C hereof, State Street may rely upon certificates from such agent or Subcustodian as to the holdings of such agent or Subcustodian, it being understood that such reliance in no way releases State Street of its responsibilities or liabilities under this Agreement. State Street shall promptly report to the Trust the results of such inspections, indicating any shortages or discrepancies uncovered thereby, and take appropriate action to remedy any such shortages or discrepancies.

        B. Deposit of Fund Assets in Securities Systems. Notwithstanding any other provision of this Agreement, State Street may deposit and/or maintain securities owned by each Fund in Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission ("Commission") under
Section 17A of the Securities Exchange Act of 1934 ("Exchange Act"), which acts as a securities depository, in any other clearing agency registered under
Section 17A of the Exchange Act and which has been authorized by the Trust's Board of Trustees, in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies or in any other book entry system which the Commission has authorized for use by investment companies as a securities depository by order or interpretive or no-action letter and which has been authorized by the Trust's Board of Trustees, collectively referred to herein as "Securities System(s)," in accordance with applicable Federal Reserve Board and Commission rules and regulations, if any, and subject to the following provisions:

        1) State Street may keep securities of each Fund in a Securities System provided that such securities are deposited in an account ("Account") of State Street in the Securities System which shall not include any assets of State Street other than assets held as a fiduciary, custodian or otherwise for customers;

        2) The records of State Street with respect to securities of each Fund which are maintained in a Securities System shall identify by book entry those securities belonging to such Fund;

        3) State Street shall pay for securities purchased for the account of each Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of State Street to reflect such payment and transfer for the account of each Fund. State Street shall transfer securities sold for the account of each Fund upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of State Street to reflect such transfer and payment for the account of each Fund. Copies of all advises from the Securities System of transfers of securities for the account of each Fund shall identify the Fund, be maintained for the Fund by State Street and be provided to the Trust at its request. State Street shall furnish the Trust confirmation of each transfer to or from the account of the Trust in the form of a written advice or notice and shall furnish to the Trust copies of daily transaction sheets reflecting each day's transactions in the Securities System for the account of each Fund on the next business day;

        4) State Street shall promptly provide the Trust with any report obtained by State Street on the Securities System's accounting system, internal accounting control and procedures for safeguarding securities deposited in the Securities System. State Street shall promptly provide the Trust with any report on State Street's accounting system, internal accounting control and procedures for safeguarding securities deposited with State Street which is reasonably requested by the Trust;

        5) Anything to the contrary in this Agreement notwithstanding, State Street shall be liable to the Trust or its Funds for any claim, loss, liability, damage or expense to the Trust, including attorney's fees, resulting from use of a Securities System by reason of any negligence, misfeasance or misconduct of State Street, its agents or any of its or their employees or from failure of State Street or any such agent to enforce effectively such rights as it may have against a Securities System. At the election of the Trust, it shall be entitled to be subrogated to the rights of State Street or its agents with respect to any claim against the Securities System or any other person which State Street or its agents may have as a consequence of any such claim, loss, liability, damage or expense if and to the extent that the Trust has not been made whole for any such loss or damage.

        C. Assets Held in State Street's Direct Paper System. State Street may deposit and/or maintain securities owned by each Fund in the Direct Paper System of State Street subject to the following provisions:

        1) No transaction relating to securities in the Direct Paper System will be effected in the absence of Proper Instructions;

        2) State Street may keep securities of each Fund in the Direct Paper System only if such securities are represented in an account ("Account") of State Street in the Direct Paper System which shall not include any assets of State Street other than assets held as a fiduciary, custodian or otherwise for customers;

        3) The records of State Street with respect to securities of each Fund which are maintained in the Direct Paper System shall identify by book-entry those securities belonging to the Fund;

        4) State Street shall pay for securities purchased for the account of each Fund upon the making of an entry on the records of State Street to reflect such payment and transfer of securities to the account of the Fund. State Street shall transfer securities sold for the account of each Fund upon the making of an entry on the records of State Street to reflect such transfer and receipt of payment for the account of such Fund;

        5) State Street shall furnish the Trust confirmation of each transfer to or from the account of each Fund, in the form of a written advice or notice, of Direct Paper on the next business day following such transfer and shall furnish to the Trust copies of daily transaction sheets reflecting each day's transaction in the Securities System for the account of each Fund;

        6) State Street shall provide the Trust with any report on its system of internal accounting control as the Trust may reasonably request from time to time.

        D. State Street's Records. The records of State Street (and its agents and Subcustodians) with respect to its services for the Trust shall at all times during the regular business hours of State Street (or its agents or Subcustodians) be open for inspection by duly authorized officers, employees or agents of the Trust and employees and agents of the Commission.

        E. Delivery of Securities. State Street shall release and deliver securities owned by each Fund held by State Street or in a Securities System account of State Street or in State Street's Direct Paper book entry system account ("Direct Paper System Account") only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the cases specified in paragraphs 4F, 4G, 4H, 4I, 4J, 4K, 4L, 4M, 4N and 4O hereof.

        F. Registered Name, Nominee. Register securities of each Fund held by State Street in the name of the Fund, of a nominee of State Street for the exclusive use of such Fund, or of such other nominee as may be mutually agreed upon, or of any mutually acceptable nominee of any agent or Subcustodian appointed pursuant to paragraph 7C hereof.

        G. Purchases. Upon receipt of proper instructions (as defined in paragraph 6A hereof; hereafter "Proper Instructions") and insofar as cash is available for the purpose, pay for and receive all securities purchased for the account of each Fund, payment being made only upon receipt of the securities by State Street (or any bank, banking firm, responsible commercial agent or trust company doing business in the United States and appointed pursuant to paragraph 7C hereof as State Street's agent or Subcustodian for this purpose) registered as provided in paragraph 4F hereof or in form for transfer satisfactory to State Street, or, in the case of repurchase agreements entered into between a Fund and a bank or a dealer, delivery of the securities either in certificate form or through an entry crediting State Street's account at the Federal Reserve Bank with such securities, or, upon receipt by State Street of a facsimile copy of a letter of understanding with respect to a time deposit account of a Fund signed by any bank, whether domestic or foreign, and pursuant to Proper Instructions from the Trust, for transfer to the time deposit account of the Fund in such bank; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank or in the case of a purchase involving the Direct Paper System, in accordance with the conditions set forth in paragraph 4C. All securities accepted by State Street shall be accompanied by payment of, or a "due bill" for, any dividends, interest or other distributions of the issuer due the purchaser. In any and every case of a purchase of securities for the account of a Fund where payment is made by State Street in advance of receipt of the securities purchased, State Street shall be absolutely liable to the Trust and its Funds for such securities to the same extent as if the securities had been received by State Street, except that in the case of repurchase agreements entered into by a Fund with a bank which is a member of the Federal Reserve System, State Street may transfer funds to the account of such bank prior to the receipt of written evidence that the securities subject to such repurchase agreement have been transferred by book-entry into a segregated nonproprietary account of State Street maintained with the Federal Reserve Bank of Boston, provided that such securities have in fact been so transferred by book-entry; provided, further, however, that State Street and the Trust agree to use their best efforts to insure receipt by State Street of copies of documentation for each such transaction as promptly as possible.

        H. Exchanges. Upon receipt of Proper Instructions, exchange securities, interim receipts or temporary securities held by it or by any agent or Subcustodian appointed by it pursuant to paragraph 7C hereof for the account of each Fund for other securities alone or for other securities and cash, and expend cash insofar as cash is available in connection with any merger, consolidation, reorganization, recapitalization, split-up of shares, changes of par value, conversion or in connection with the exercise of warrants, subscription or purchase rights, or otherwise, and deliver securities to the designated depository or other receiving agent or Subcustodian in response to tender offers or similar offers to purchase received in writing; provided that in any such case the securities and/or cash to be received as a result of any such exchange, expenditure or delivery are to be delivered to State Street (or its agents or Subcustodians). State Street shall give notice as provided under paragraph 14 hereof to the Trust in connection with any transaction specified in this paragraph and at the same time shall specify to the Trust whether such notice relates to securities held by an agent or Subcustodian appointed pursuant to paragraph 7C hereof, so that the Trust may issue to State Street Proper Instructions for State Street to act thereon prior to any expiration date (which shall be presumed to be two business days prior to such date unless State Street has previously advised the Trust of a different period). The Trust shall give to State Street full details of the time and method of submitting securities in response to any tender or similar offer, exercising any subscription or purchase right or making any exchange pursuant to this paragraph. When such securities are in the possession of an agent or Subcustodian appointed by State Street pursuant to paragraph 7C hereof, the Proper Instructions referred to in the preceding sentence must be received by State Street in timely enough fashion (which shall be presumed to be three business days unless State Street has advised the Trust in writing of a different period) for State Street to notify the agent or Subcustodian in sufficient time to permit such agent to act prior to any expiration date.

        I. Sales. Upon receipt of Proper Instructions and upon receipt of full payment therefor, release and deliver securities which have been sold for the account of a Fund. At the time of delivery all such payments are to be made in cash, by a certified check upon or a treasurer's or cashier's check of a bank, by effective bank wire transfer through the Federal Reserve Wire System or, if appropriate, outside of the Federal Reserve Wire System and subsequent credit to such Fund's custodian account, or, in case of delivery through a stock clearing company, by book-entry credit by the stock clearing company in accordance with the then current "street" custom.

        J. Purchases by Issuer. Upon receipt of Proper Instructions, release and deliver securities owned by a Fund to the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that in any such case, the cash or other consideration is to be delivered to State Street.

        K. Changes of Name and Denomination. Upon receipt of Proper Instructions, release and deliver securities owned by a Fund to the issuer thereof or its agent for transfer into the name of the Trust or of a nominee of State Street or of the Trust for the exclusive use of the Fund or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions if any; provided that in any such case, the new securities are to be delivered to State Street.

        L. Street Delivery. In connection with delivery in New York City and upon receipt of Proper Instructions, which in the case of registered securities may be standing instructions, release securities owned by a Fund upon receipt of a written receipt for such securities to the broker selling the same for examination in accordance with the existing "street delivery" custom. In every instance, either payment in full for such securities shall be made or such securities shall be returned to State Street that same day. In the event existing "street delivery" custom is modified, State Street shall obtain authorization from the Board of Trustees of the Trust prior to any use of such modified "street delivery" custom.

        M. Release of Securities for Use as Collateral. Upon receipt of Proper Instructions and subject to the Declaration of Trust, release securities belonging to a Fund to any bank or trust company for the purpose of pledge, mortgage or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to State Street of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization from the Trust, further securities may be released for that purpose. Upon receipt of Proper Instructions, pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan.

        N. Compliance with Applicable Rules and Regulations of The Options Clearing Corporation and National Securities or Commodities Exchanges or Commissions. Upon receipt of Proper Instructions, deliver securities of a Fund in accordance with the provisions of any agreement among the Trust, State Street and a broker-dealer registered under the Exchange Act and a member of the National Association of Securities Dealers, Inc. ("NASD") relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by a Fund; or, upon receipt of Proper Instructions, deliver securities in accordance with the provisions of any agreement among the Trust, State Street, and a Futures Commission Merchant registered under the Commodity Exchange Act relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by a Fund.

        O. Release or Delivery of Securities for Other Purposes. Upon receipt of Proper Instructions, release or deliver any securities held by it for the account of a Fund for any other purpose (in addition to those specified in paragraphs 4E, 4F, 4G, 4H, 4I, 4J, 4K, 4L, 4M and 4N hereof) which the Trust declares is a proper corporate purpose pursuant to Proper Instructions.

        P. Proxies, Notices, Etc. State Street shall, upon receipt, promptly forward to the Trust all forms of proxies and all notices of meetings and any other notices or announcements affecting or relating to the securities, including without limitation, notices relating to class action claims and bankruptcy claims, and upon receipt of Proper Instructions execute and deliver or cause its nominee to execute and deliver such proxies or other authorizations as may be required. State Street, its nominee or its agents or Subcustodian shall not vote upon any of the securities or execute any proxy to vote thereon or give any consent or take any other action with respect thereto (except as otherwise herein provided) unless ordered to do so by Proper Instructions. State Street shall require its agents and Subcustodians appointed pursuant to paragraph 7C hereof to forward any such announcements and notices to State Street upon receipt.

        Q. Segregated Account. State Street shall, upon receipt of Proper Instructions, establish and maintain a segregated account or accounts for and on behalf of each Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by State Street pursuant to paragraph 4B hereof, (i) in accordance with the provisions of any agreement among the Trust, State Street and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by each Fund, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by each Fund or commodity futures contracts or options thereon purchased or sold by such Funds, (iii) for the purposes of compliance by the Trust with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Commission relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper corporate purposes, but only, in the case of clause (iv), upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Trustees signed by an officer of the Trust and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

        R. Property of a Fund Held Outside of the United States.

     (1) Appointment of Foreign Subcustodians. State Street is authorized and instructed to employ as Subcustodians for each Fund's securities and other assets maintained outside of the United States, the foreign banking institutions and foreign securities depositories designated on Schedule B hereto as revised from time to time ("Foreign Subcustodians"). Upon receipt of Proper Instructions, together with a certified resolution of the Trust's Board of Trustees, State Street and the Trust may agree to amend Schedule B hereto from time to time to designate additional foreign banking institutions and foreign securities depositories to act as Foreign Subcustodians. Upon receipt of Proper Instructions, the Trust may instruct State Street to cease the employment of any one or more of such Subcustodians for maintaining custody of a Fund's assets.

     (2) Assets to be Held. State Street shall limit the securities and other assets maintained in the custody of the Foreign Subcustodians to: (a) "foreign securities," as defined in paragraph (c)(1) of Rule 17f-5 under the Investment Company Act of 1940 ("1940 Act"), and (b) cash and cash equivalents in such amounts as State Street or the Trust may determine to be reasonably necessary to effect each Fund's foreign securities transactions.

     (3) Foreign Securities Depositories. Except as may otherwise be agreed upon in writing by State Street and the Trust, assets of each Fund shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as Foreign Subcustodians pursuant to the terms hereof.

     (4) Segregation of Securities. State Street shall identify on its books as belonging to each Fund the foreign securities of such Fund held by each Foreign Subcustodian. Each agreement pursuant to which State Street employs a foreign banking institution shall require that such institution establish a custody account for State Street on behalf of each Fund and physically segregate in that account securities and other assets of such Fund, and, in the event that such institution deposits a Fund's securities in a foreign securities depository, that it shall identify on its books as belonging to State Street, as agent for the Trust, the securities so deposited (all collectively referred to as the "account").

     (5) Agreements with Foreign Banking Institutions. Each agreement with a foreign banking institution shall be substantially in the form set forth in Schedule C hereto and shall provide that: (a) each Fund's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agent, except a claim of payment for their safe custody or administration; (b) the Foreign Subcustodian shall maintain insurance covering each Fund's assets; (c) beneficial ownership of a Fund's assets will be freely transferable without the payment of money or value other than for custody or administration; (d) adequate records will be maintained identifying the assets as belonging to the Fund; (e) officers or auditors employed by, or other representatives of State Street, including, to the extent permitted under applicable law, the independent public accountants for the Trust, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with State Street; (f) assets of a Fund held by the Foreign Subcustodian will be subject only to the instructions of State Street or its agents; and (g) the Foreign Subcustodian will provide periodic reports with respect to the safekeeping of each Fund's assets, including notification of any transfer to or from a Fund's account.

     (6) Access of Independent Accountants of the Trust. Upon request of the Trust, State Street will use its best efforts to arrange for the independent accountants of the Trust to be afforded access to the books and records of any foreign banking institution employed as a Foreign Subcustodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with State Street.

     (7) Reports by State Street. State Street will supply to the Trust from time to time, as mutually agreed upon, statements in respect of the securities and other assets of each Fund held by Foreign Subcustodians, including, but not limited to, an identification of entities having possession of a Fund's securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for State Street on behalf of a Fund indicating, as to securities acquired for the Trust, the identity of the entity having physical possession of such securities.

     (8) Transactions in Foreign Custody Account. (a) Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, State Street shall make or cause its Foreign Subcustodians to transfer, exchange or deliver foreign securities owned by a Fund, but, except to the extent explicitly provided in paragraph 4R(8)(b), only in any of the cases specified in this Agreement. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, State Street shall pay out or cause its Foreign Subcustodians to pay out monies of a Fund, but, except to the extent explicitly provided in paragraph 4R(8)(b), only in any of the cases specified in this Agreement.

     (b) Notwithstanding any provision of this Agreement to the contrary, settlement and payment for securities received for the account of each Fund and delivery of securities maintained for the account of such Fund may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer. Securities maintained in the custody of a Foreign Subcustodian may be maintained in the name of such entity's nominee to the same extent as set forth in paragraphs 2 and 4F of this Agreement, and the Trust agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

     (9) Liability of Foreign Subcustodians. Each agreement pursuant to which State Street employs a foreign banking institution as a Foreign Subcustodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, State Street, the Trust and each Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Trust, it shall be entitled to be subrogated to the rights of State Street with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Trust or its Funds have not been made whole for any such loss, damage, cost, expense, liability or claim.

     (10) Liability of State Street. State Street shall be liable to the Trust and its Funds for the acts or omissions of a foreign banking institution appointed pursuant to these provisions to the same extent that such foreign banking institution is liable to State Street as provided under paragraph 4R(9); provided however that State Street shall not be liable to the Trust or its Funds for any loss resulting from or caused by nationalization, expropriation, currency restrictions, acts of war or terrorism or other similar events or acts.

     (11) Monitoring Responsibilities. State Street shall furnish annually to the Trust, during the month of June, information concerning the Foreign Subcustodians employed by State Street. Such information shall be similar in kind and scope to that furnished to the Trust in connection with the initial approval of this Agreement. In addition, State Street will promptly inform the Trust in the event that State Street learns of a material adverse change in the financial condition of a Foreign Subcustodian or any material loss in the assets of a Fund, or is notified by a foreign banking institution employed as a Foreign Subcustodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

     (12) Branches of U.S. Banks. Except as otherwise set forth in this Agreement, the provisions hereof shall not apply where the custody of a Fund's assets are maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the 1940 Act and which meets the qualifications set forth in Section 26(a) of the 1940 Act. The appointment of any such branch as a subcustodian shall be governed by paragraph 7C of this Agreement.

          S. Miscellaneous. In general, attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer or other dealing with such securities or property of each Fund, except as otherwise directed by the Trust pursuant to Proper Instructions. State Street shall render to the Trust daily a report of all monies received or paid on behalf of each Fund, an itemized statement of the securities and cash for which it is accountable to the Trust under this Agreement and an itemized statement of security transactions which settled the day before and shall render to the Trust weekly an itemized statement of security transactions which failed to settle as scheduled. At the end of each week State Street shall provide a list of all security transactions that remain unsettled at such time.

     5. Additionally, as Custodian, State Street shall promptly:

        A. Bank Account. Retain safely all cash of each Fund, other than cash maintained by a Fund in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act, in the banking department of State Street in a separate account or accounts in the name of each Fund, subject only to draft or order by State Street acting pursuant to the terms of this Agreement. If and when authorized by Proper Instructions in accordance with a vote of the Board of Trustees of the Trust, State Street may open and maintain an additional account or accounts in such other bank or trust companies as may be designated by such instructions, such account or accounts, however, to be solely in the name of State Street in its capacity as Custodian and subject only to its draft or order in accordance with the terms of this Agreement. State Street shall furnish to the Trust, not later than thirty (30) calendar days after the last business day of each month, a statement reflecting the current status of its internal reconciliation of the closing balance as of that day in all accounts described in this paragraph to the balance shown on the daily cash report for that day rendered to the Trust.

        B. Collections. Unless otherwise instructed by receipt of Proper Instructions, collect, receive and deposit in the bank account or accounts maintained pursuant to paragraph 5A hereof all income and other payments with respect to the securities held hereunder, execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with the collection of bond and note coupons, do all other things necessary or proper in connection with the collection of such income, and without waiving the generality of the foregoing:

        1) present for payment on the date of payment all coupons and other income items requiring presentation;

        2) present for payment all securities which may mature or be called, redeemed, retired or otherwise become payable on the date such securities become payable;

        3) endorse and deposit for collection, in the name of the respective Fund, checks, drafts or other negotiable instruments on the same day as received.

     In any case in which State Street does not receive any such due and unpaid income within a reasonable time after it has made proper demands for the same (which shall be presumed to consist of at least three demand letters and at least one telephonic demand), it shall so notify the Trust in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await proper instruction; State Street shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction for the reasonable costs of such legal action for collection. It shall also notify the Trust as soon as reasonably practicable whenever income due on securities is not collected in due course.

        C. Sale of Shares of the Trust. Make such arrangements with the Transfer Agent of the Trust as will enable State Street to make certain it receives the cash consideration due to each Fund for shares of beneficial interest ("shares") of such Fund as may be issued or sold from time to time by the Trust, all in accordance with the Trust's Declaration of Trust and By-Laws, as amended.

        D. Dividends and Distributions. Upon receipt of Proper Instructions, release or otherwise apply cash insofar as cash is available for the purpose of the payment of dividends or other distributions to shareholders of each Fund.

        E. Redemption of Shares of the Trust. From such funds as may be available for the purpose, but subject to the limitation of the Trust's Declaration of Trust and By-Laws, as amended, and applicable resolutions of the Board of Trustees of the Trust pursuant thereto, make funds available for payment to shareholders who have delivered to the Transfer Agent a request for redemption of their shares by a Fund pursuant to such Declaration of Trust, as amended.

     In connection with the redemption of shares of each Fund pursuant to the Trust's Declaration of Trust and By-Laws, as amended, State Street is authorized and directed upon receipt of Proper Instructions from the Transfer Agent of the Trust to make funds available for transfer through the Federal Reserve Wire System or by other bank wire to a commercial bank account designated by the redeeming stockholder.

        F. Stock Dividends, Rights, Etc. Receive and collect all stock dividends, rights and other items of like nature; and deal with the same pursuant to Proper Instructions relative thereto.

        G. Disbursements. Upon receipt of Proper Instructions, make or cause to be made, insofar as cash is available for the purpose, disbursements for the payment on behalf of the Trust or its Funds of its expenses, including without limitation, interest, taxes and fees or reimbursement to State Street or to the Trust's investment advisers for their payment of any such expenses.

        H. Other Proper Corporate Purposes. Upon receipt of Proper Instructions, make or cause to be made, insofar as cash is available for the purpose, disbursements for any other purpose (in addition to the purposes specified in paragraphs 4G, 4H, 5D, 5E, and 5G of this Agreement) which the Trust declares is a proper corporate purpose.

        I. Records. Create, maintain and retain all records relating to its activities and obligations under this Agreement in such manner as shall meet the obligations of the Trust under the 1940 Act, particularly Section 31 thereof and Rules 31a-1 and 31a-2 thereunder or as reasonably requested from time to time by the Trust. All records maintained by State Street in connection with the performance of its duties under this Agreement shall remain the property of the Trust, and, in the event of termination of this Agreement, shall be delivered in accordance with the terms of paragraph 10 below.

        J. Miscellaneous. Assist generally in the preparation of routine reports to holders of shares of the Trust, to the Commission, including form N-SAR, to state "Blue Sky" authorities, to others in the auditing of accounts and in other matters of like nature and as otherwise reasonably requested by the Trust.

        K. Trust Accounting and Net Asset Value Computation. State Street shall maintain the general ledger and all other books of account of the Trust, including the accounting of each Fund. In addition, upon receipt of Proper Instructions, which may be deemed to be continuing instructions, State Street shall daily compute the net asset value of the shares of each Fund and the total net asset value of each Fund. State Street shall, in addition, perform such other services incidental to its duties hereunder as may be reasonably requested from time to time by the Trust.

     6. State Street and the Trust further agree as follows:

        A. Proper Instructions. State Street shall be deemed to have received Proper Instructions upon receipt of written instructions signed by the Trust's Trustees or by one or more person or persons as the Trust's Board of Trustees shall have from time to time authorized to give the particular class of instructions for different purposes. Different persons may be authorized to give instructions for different purposes. A copy of a resolution or action of the Trustees certified by the Secretary or an Assistant Secretary of the Trust may be received and accepted by State Street as conclusive evidence of the instruction of the Trust's Board of Trustees and/or the authority of any person or persons to act on behalf of the Trust and may be considered as in full force and effect until receipt of written notice to the contrary. Such instruction may be general or specific in terms. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized by the Board of Trustees to give such oral instructions with respect to the class of instruction involved. The Trust shall cause all oral instructions to be confirmed in writing. Proper instructions may include communications effected directly between electromechanical or electronic devices provided that the Trust and State Street are satisfied that such procedures afford adequate safeguards for the assets of each Fund. Use by the Trust of such communication systems shall constitute approval by the Trust of the safeguards available therewith.

        B. Investments, Limitations. In performing its duties generally, and more particularly in connection with the purchase, sale and exchange of securities made by or for each Fund, State Street may take cognizance of the provisions of the Declaration of Trust of the Trust, as amended; provided, however, that except as otherwise expressly provided herein, State Street may assume unless and until notified in writing to the contrary that instructions purporting to be Proper Instructions received by it are not in conflict with or in any way contrary to any provision of the Declaration of Trust of the Trust, as amended, or resolutions or proceedings of the Board of Trustees of the Trust.

     7. State Street and the Trust further agree as follows:

        A. Indemnification. State Street, as Custodian, shall be entitled to receive and act upon advice of counsel (who may be counsel for the Trust) and shall be without liability for any action reasonably taken or thing reasonably done pursuant to such advice; provided that such action is not in violation of applicable federal or state laws or regulations or contrary to written instructions received from the Trust, and shall be indemnified by the Trust and without liability for any action taken or thing done by it in carrying out the terms and provisions of this Agreement in good faith and without negligence, misfeasance or misconduct. In order that the indemnification provision contained in this paragraph shall apply, however, if the Trust is asked to indemnify or save State Street harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and State Street shall use all reasonable care to identify and notify the Trust fully and promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend State Street against any claim which may be the subject of this indemnification, and, in the event that the Trust so elects, it will so notify State Street, and thereupon the Trust shall take over complete defense of the claim, and State Street shall initiate no further legal or other expenses for which it shall seek indemnification under this paragraph. State Street shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify State Street except with the Trust's prior written consent.

        B. Expenses Reimbursement. State Street shall be entitled to receive from each Fund on demand reimbursement for its cash disbursements, expenses and charges, excluding salaries and usual overhead expenses with respect to such Fund, as set forth in Schedule A.

        C. Appointment of Agents and Subcustodians. State Street, as Custodian, may appoint (and may remove), only in compliance with the terms and conditions of the Trust's Declaration of Trust and By-Laws, as amended, any other bank, trust company or responsible commercial agent as its agent or Subcustodian to carry out such of the provisions of this Agreement as State Street may from time to time direct; provided, however, that the appointment of any such agent or Subcustodian shall not relieve State Street of any of its responsibilities under this Agreement.

        D. Reliance on Documents. So long as and to the extent that it is in good faith and in the exercise of reasonable care, State Street, as Custodian, shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement, shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to constitute Proper Instructions under this Agreement and shall, except as otherwise specifically provided in this Agreement, be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by the Trust's Trustees, the Secretary or an Assistant Secretary of the Trust or any other person expressly authorized by the Board of Trustees of the Trust.

        E. Access to Records. Subject to security requirements of State Street applicable to its own employees having access to similar records within State Street and such regulations as to the conduct of such monitors as may be reasonably imposed by State Street after prior consultation with an authorized officer of the Trust, books and records of State Street pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by the Trustees of, attorneys for, auditors employed by the Trust or any other person as the Trust's Board of Trustees shall direct.

        F. Recordkeeping. State Street shall maintain such records as shall enable the Trust to comply with the requirements of all federal and state laws and regulations applicable to the Trust and its Funds with respect to the matters covered by this Agreement.

     8. If a Fund requires State Street to advance cash or securities for any purpose or in the event that State Street or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of such Fund shall be security therefor and should such Fund fail to repay State Street promptly, State Street shall be entitled to utilize available cash and to dispose of such Fund's assets to the extent necessary to obtain reimbursement; provided, however, that the total value of any property of such Fund which at any time is security for any payment by State Street hereunder shall not exceed 15% of such Fund's total net asset value.

     9. The Trust shall pay State Street for its services as Custodian such compensation as shall be specified on the attached Schedule A. Such compensation shall remain fixed until otherwise agreed in writing by the parties hereto, unless this Agreement is terminated as provided in paragraph 10.

     10. State Street and the Trust further agree as follows:

         A. Effective Period, Termination, Amendment and Interpretive and Additional Provisions. This Agreement shall become effective as of the date of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect sixty (60) days after the date of such delivery or mailing; and further provided that the Trust may, by action of the Trust's Board of Trustees, substitute another bank or trust company for State Street by giving notice as provided above to State Street, provided, however that State Street shall not act under paragraphs 4B or 4C hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees of the Trust has approved the initial use of a particular Securities System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Trustees has reviewed the use by the Trust of such Securities System, as required in each case by Rule 17f-4 under the 1940 Act, and that State Street shall not act under paragraph 4C hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees has approved the initial use of the Direct Paper System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Trustees has reviewed the use by the Trust of the Direct Paper System. The Trust or State Street shall not amend or terminate this Agreement in contravention of any applicable federal or state laws or regulations, or any provision of the Declaration of Trust of the Trust, as amended; provided, however, that in the event of such termination State Street shall remain as Custodian hereunder for a reasonable period thereafter if the Trust after using its best efforts is unable to find a Successor Custodian.

     In connection with the operation of this Agreement, State Street and the Trust may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, any such interpretive or additional provision to be signed by both parties and annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state laws or regulations, or any provision of the Trust's Declaration of Trust as amended. No interpretive provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

         B. Successor Custodian. Upon termination hereof or the inability of State Street to continue to serve hereunder, the Trust shall pay to State Street such compensation as may be due for services through the date of such termination and shall likewise reimburse State Street for its costs, expenses and disbursements incurred prior to such termination in accordance with paragraph 7B hereof and such reasonable costs, expenses and disbursements as may be incurred by State Street in connection with such termination.

     If a Successor Custodian is appointed by the Board of Trustees of the Trust in accordance with the Trust's Declaration of Trust, as amended, State Street shall, upon termination, deliver to such Successor Custodian at the office of State Street, properly endorsed and in proper form for transfer, all securities then held hereunder, all cash and other assets of the Trust deposited with or held by it hereunder.

     If no such Successor Custodian is appointed, State Street shall, in like manner at its office, upon receipt of a certified copy of a resolution of the shareholders pursuant to the Trust's Declaration of Trust and By-Laws, as amended, deliver such securities, cash and other properties in accordance with such resolutions.

     In the event that no written order designating a Successor Custodian or certified copy of a resolution of the shareholders shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company doing business in Boston, Massachusetts of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than $5,000,000, all securities, cash and other properties held by State Street and all instruments held by it relative thereto and all other property held by it under this Agreement. Thereafter, such bank or trust company shall be the Successor of State Street under this Agreement and subject to the restrictions, limitations and other requirements of the Trust's Declaration of Trust and By-Laws, both as amended.

     In the event that securities, funds, and other properties remain in the possession of State Street after the date of termination hereof owing to failure of the Trust to procure the certified copy above referred to, or of the Trust's Board of Trustees to appoint a Successor Custodian, State Street shall be entitled to fair compensation for its services during such period, and the provisions of this Agreement relating to the duties and obligations of State Street shall remain in full force and effect.

         C. Duplicate Records and Backup Facilities. State Street shall not be liable for loss of data occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply. However, State Street shall keep in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records. Furthermore, at all times during this Agreement, State Street shall maintain a contractual arrangement whereby State Street will have a back-up computer facility available for its use in providing the services required hereunder in the event circumstances beyond State Street's control result in State Street not being able to process the necessary work at its principal computer facility, State Street shall, from time to time, upon request from the Trust provide written evidence and details of its arrangement for obtaining the use of such a back-up computer facility. State Street shall use its best efforts to minimize the likelihood of all damage, loss of data, delays and errors resulting from an uncontrollable event, and should such damage, loss of data, delays or errors occur, State Street shall use its best efforts to mitigate the effects of such occurrence. Representatives of the Trust shall be entitled to inspect the State Street premises and operating capabilities within reasonable business hours upon reasonable notice to State Street, and, upon request of such representative or representatives, State Street shall from time to time as appropriate, furnish to the Trust a letter setting forth the insurance coverage thereon, any changes in such coverage which may occur and any claim relating to the Trust which State Street may have made under such insurance.

         D. Confidentiality. State Street agrees to treat all records and other information relative to the Trust and its Funds confidentially and State Street, on behalf of itself and its officers, employees and agents, agrees to keep confidential all such information, except after prior notification to and approval by the Trust (which approval shall not be unreasonably withheld and may not be withheld where State Street may be exposed to civil or criminal contempt proceedings), when requested to divulge such information by duly constituted authorities or when so requested by a properly authorized person.

     State Street and the Trust agree that they, their officers, employees and agents shall maintain all information disclosed to them by the other in connection with this Agreement in confidence and will not disclose any such information to any other person, nor use such information for their own benefit or for the benefit of third parties without the consent in writing of the other; provided, however, that each party shall have the right to use any such information for its own necessary internal purposes while this Agreement is in effect. The provisions of the paragraph shall not apply to information which (i) is in or becomes part of the public domain, or (ii) is demonstrably known previously to the party to whom it is disclosed, or (iii) is independently developed outside this Agreement by the party to whom it is disclosed or (iv) is rightfully obtained from third parties by the party to whom it is disclosed.

     11. The Trust shall not circulate any printed matter which contains any reference to State Street without the prior written approval of State Street, excepting solely such printed matter as merely identifies State Street as Custodian. The Trust will submit printed matter requiring approval to State Street in draft form, allowing sufficient time for review by State Street and its counsel prior to any deadline for printing.

     12. In the event of a reorganization of one of the Trust's Funds through a merger, consolidation, sale of assets or other reorganization, State Street, at the request of the Trust, shall act as Custodian for shares of any investment company or other company obtained in any such reorganization by the Fund for distribution to those Fund shareholders whose shares are represented by certificates. The Trust shall give notice to each such shareholder of his or her right to exchange his or her Fund shares represented by certificates for shares held by State Street upon surrender to State Street of his or her certificates representing such Fund shares properly endorsed and in proper form for transfer. Upon the surrender of such Fund certificates, State Street will issue a certificate or certificates to the surrendering shareholder for an approximate number of shares held by State Street, unless such shareholder establishes an Open Account Plan or other similar account at that time in which case such shares will be credited to his or her account. State Street shall not be required to issue certificates for any fractional shares held by it. Instead, fractional interests in such shares shall be distributed to the shareholder in cash at their then current market value or, if the fractional share represents an interest in an investment company, it shall be redeemed by State Street at the then current redemption price for such shares and the proceeds of such redemption shall be distributed to such shareholder in cash. State Street shall not release to any shareholder any such shares held by it until such shareholder has properly surrendered for exchange his or her Fund shares represented by certificates.

     13. In the event that the Trust establishes one or more series of shares in addition to Keystone Institutional Small Capitalization Growth Fund, with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the custodian agrees in writing to provide such serivces, such series of shares shall become a fund hereunder.

     14. This Agreement is executed and delivered in The Common- wealth of Massachusetts and shall be subject to and be construed in accordance with the laws of the Commonwealth.

     15. Notices and other writings delivered or mailed postage prepaid to Keystone Institutional Trust, c/o Keystone Investment Management Company, 200 Berkeley Street, Boston, Massachusetts 02116, or to State Street at 225 Franklin Street, Boston, Massachusetts 02110, or to such other address as the Trust or State Street may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

     16. This Agreement shall be binding upon and shall inure to the benefit of the Trust and its Funds and State Street and their respective successors or assigns.

     17. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

     18. This Agreement is made on behalf of the Trust and its Funds by an officer or Trustee of the Trust, not individually but solely as an officer or Trustee under the Trust's Declaration of Trust, and the obligations under this Agreement are not binding upon, nor shall resort be had to the property of any of the Trustees, shareholders, officers, employees or agents of the fund personally, but are binding only on the property of the Trust and its Funds.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.



ATTEST:                                      KEYSTONE INSTITUTIONAL TRUST


                                             By:/s/ Albert H. Elfner, III
                                                --------------------------------
                                                Albert H. Elfner, III
                                                President and Chief
                                                Executive Officer


ATTEST:                                      STATE STREET BANK AND TRUST COMPANY


                                             By:/s/ Ronald E. Logue
                                                --------------------------------
                                                Name:  Ronald E. Logue
                                                Title: Executive Vice President

***SEE State Street Fee Schedule for Fees